Exhibit 10.10

CZEN, INC.

November 15, 2006

Ms. Sheila Marcelo
199 Winter St.

Weston, MA 02493

Dear Sheila:

This letter sets forth the agreement between CZen, Inc. (the “Company”) and you concerning certain benefits to which you will be entitled in the event of your death or disability.

In the event your employment with the Company is terminated by reason of your death, (a) the Company shall, within 15 days following your death, pay to your estate, or to such other person as may be designated by written notice from you to the Company as your beneficiary under this letter agreement, an amount in cash equal to 50% of your annual base salary as in effect at the time of your death and (b) the Company shall, for a period of six months following your death, provide to those members of your family who were covered by such benefits at the time of your death, the Company medical and/or dental benefits that were in effect at the time of your death, on the same terms as were in effect at such time (to the extent the applicable plan(s) permit such benefits to be provided; or, to the extent such plan(s) do not so permit, then the cash equivalent of such benefits).

In the event your employment with the Company is terminated by reason of your disability (as defined below), (a) the Company shall, within 15 days following your employment termination, pay to you an amount in cash equal to 50% of your annual base salary as in effect at the time of your employment termination and (b) the Company shall, for a period of six months following your employment termination, provide to you (and to those members of your family who were covered by such benefits at the time of your employment termination) the medical and/or dental benefits that were in effect at the time of your employment termination, on the same terms as were in effect at such time (to the extent the applicable plan(s) permit such benefits to be provided; or, to the extent such plan(s) do not so permit, then the cash equivalent of such benefits). “Disability” shall mean your inability, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform your employment services for the Company, with or without reasonable accommodation as that term is defined under state or federal law. A determination of disability shall be made by a physician satisfactory to both you and the Company, provided that if you and the Company do not agree on a physician, you and the Company shall each select a physician and these two together shall select a third physician, whose collective determination as to disability shall be binding on all parties.

If this letter correctly sets forth our agreement with respect to the matters covered hereby, please so indicate by signing a copy of this letter where indicated below.

Very truly yours,

CZEN, INC.

	By:	/s/ Nick Beim
Nick Beim
Member of the Board of Directors

I hereby accept and agree
to the terms set forth in this letter.

/s/ Sheila Marcelo
Sheila Marcelo